Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information:
James R. Ridings	Hala Aly
Chairman and Chief Executive Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	haly@halliburtonir.com

Craftmade International Announces Sales and Earnings Results
For Its Fiscal 2005 Third Quarter and First Nine Months

COPPELL, TEXAS, May 10, 2005 – Craftmade International, Inc. (Nasdaq: CRFT) today reported that net income decreased 38.0% to $1,093,000 for its fiscal 2005 third quarter ended March 31, 2005, compared to net income of $1,782,000 for the same period in the previous year. Net income decreased $1,153,000 or 20.9% to $4,363,000 for the nine months ended March 31, 2005, compared to $5,516,000 for the nine months ended March 31, 2004.

On a fully diluted basis, net income per share decreased 33.3% to $0.22 for the third quarter ended March 31, 2005, compared to earnings per share of $0.33 for the corresponding year-ago period. Fully diluted net income per share decreased 14.9% to $0.86 for the nine months ended March 31, 2005, compared to $1.01 for the corresponding year-ago period. Fully diluted shares outstanding for the three month period were 5,074,000 compared to 5,360,000 for the same period last year.

Net sales for the Company declined $1,929,000 or 6.7% to $27,059,000 for the three month period ended March 31, 2005, compared to $28,988,000 for the same three month period last year. Net sales for the Company decreased $4,693,000 or 5.3%, to $84,433,000 for the nine month period ended March 31, 2005 from $89,126,000 for the same nine month period last year. The decline resulted from lower than expected sales in the TSI segment, offset by an increase in the Craftmade segment.

Net sales from the Craftmade segment increased $418,000 or 3.4% to $12,707,000 for the three months ended March 31, 2005 from $12,289,000 for the same three month period last year. The increase resulted from $696,000 of net sales from the Teiber acquisition. The remaining $278,000 decrease in sales of the Craftmade segment was primarily related to a general decline across product lines and an unanticipated delay in shipment of new products introduced in January. Based on sales results from the first half of the fiscal year, management anticipates that net sales of the Craftmade segment, excluding results from the Teiber acquisition, will increase slightly for the remainder of the fiscal year as newly introduced products begin to sell. Management believes that the Teiber acquisition will provide incremental growth opportunities for the remainder of 2005 and fiscal 2006.

Net sales of the TSI segment declined $2,347,000 or 14.1% to $14,352,000 for the three months ended March 31, 2005 from $16,699,000 for the same three month period last year. The decline in sales of the TSI segment resulted from lower sales at TSI and PHI, offset by an increase at Design Trends.

The net decrease in sales of TSI resulted in part from (i) the reset of the outdoor lighting program at the Company’s largest mass retail customer that occurred in the third quarter of fiscal 2004 that did not occur in the same quarter this year, (ii) a decrease in sales of the mix and match fan program to another mass retail customer that occurred in the third quarter of fiscal 2005 compared to the same quarter in the prior year, and (iii) changes in buying patterns of promotional sales items to its largest mass retail customer related to the retailer’s sales forecasts and targeted levels of replenishment inventory.

PHI sales declined as a result of a benefit in the prior year from the rollout of the new lamp replacement parts business that did not occur in the current period. This rollout occurred in the second quarter of fiscal 2004 with pipeline fill continuing into the third quarter of fiscal 2004.

The increase in sales at Design Trends occurred from a semi-annual reset of the mix and match portable lamp program at its largest mass retail customer.

On April 19, 2005, Design Trends was notified by its largest retail customer that Design Trends will no longer supply its mix and match portable lamp program to an additional three retail distribution centers. Such distribution centers currently serve, in the aggregate, approximately 265 Lowe’s stores. As a result, Design Trends’ mix and match portable lamp program will not be available in such stores. However, Design Trends continues to be the primary vendor to Lowe’s for the mix and match portable lamp program, and such program will continue to be available in approximately 722 Lowe’s stores. In addition, according to publicly available information, Lowe’s has indicated that it will open 150 stores in 2005. Management anticipates on a full year basis that Design Trends will obtain product placements in approximately 63% or 94 of the new stores Lowe’s opens, assuming Lowe’s opens all 150 stores.

Management understands that in mid-August 2005, Lowe’s will be rolling out a mix and match portable lamp program of a Design Trends’ competitor to replace the Design Trends program in the affected Lowe’s stores. Management further understands that the reason for the roll out of the competitor’s product is to conduct a more thorough test, comprised of multiple markets nationally, to determine the effectiveness and productivity of the competitor’s product versus Design Trends’ mix and match portable lamp program. Management further understands that such test will continue approximately through mid-February 2006.

Management of the Company has estimated that the three regional distribution centers contributed $4,465,000 or 5.3% of consolidated net sales for the nine months ended March 31, 2005 and $6,265,000 or 5.2% of consolidated net sales in fiscal 2004. On a fully diluted basis, management has estimated that the annual earnings impact will be between $0.06 to $0.07 per share.

Based on historical sales data, management has estimated that each regional distribution center contributes on average between $1.7 million and $2.4 million to net sales annually.

At this time the Company has been given no indication as to what decisions will be made by Lowe’s regarding the future of the Design Trends program as of the end of the “test period.” Management believes that Design Trends remains competitive in its product offerings and provides its customers, in particular Lowe’s, the best opportunity to realize a satisfactory return on investment in the mix and match portable lamp product category. However, management cannot speculate as to whether or not Lowe’s, or any other customer, will make decisions regarding Design Trends’ products based on objective sales related information, or based on other factors unknown to management at this time. Design Trends continues to be invited to participate in scheduled line reviews at Lowe’s for its existing and new product lines.

“In spite of the decline in net sales, we believe the company’s long-term outlook continues to be strong for the Craftmade segment, especially from previous and upcoming product introductions and growth from the Teiber acquisition,” commented James R. Ridings, Chairman and Chief Executive Officer of Craftmade. “As previously indicated, we expect consolidated net sales for the full year 2005 to be in the range of $108 million to $116 million and consolidated net sales for the fourth quarter of 2005 expected to be in the range of $29.5 million to $31.5 million.”

Gross profit of the Company as a percentage of sales was 29.2% for the three months ended March 31, 2005 and for the same period of 2004. The gross profit percentage of the Craftmade segment was 35.5% for the third quarter, compared to 38.9% of net sales in the prior year period. The decline in the gross margin of the Craftmade segment was due to increased product costs due to a weaker U.S. dollar compared to the Taiwan dollar, an increase in outbound freight as a percentage of net sales, and decreasing margins in the portion of sales driven by Craftmade’s builders’ model ceiling fans, whose sales are more sensitive to price increases. The Company anticipates that margins for the remainder of fiscal 2005 for the Craftmade segment will stabilize in the fourth quarter due to a price increase, effective from March 1, 2005, that was approximately equal to the higher product costs.

The gross profit percentage of the TSI segment increased to 23.6% of sales for the three months ended March 31, 2005, compared to 22.0% of sales in the prior year period. The increase was due to a 3.7% increase in product margin as a percentage of gross sales primarily from the semi-annual reset of Design Trends’ mix and match portable lamp program at its largest mass retail customer, offset by the implementation of a markdown accrual on sales to TSI’s largest mass retail customer. For the remainder of fiscal 2005, gross profit as a percentage of sales of the TSI segment is expected to remain consistent with the first half of the fiscal year.

Total selling, general and administrative (“SG&A”) expenses of the Company increased $737,000 to $4,902,000 or 18.1% of net sales for the three months ended March 31, 2005 from $4,165,000 or 14.4% of net sales for the same three month period last year. The Craftmade segment contributed to all of the increase, offset by a slight decrease in the TSI segment.

Total SG&A expenses of the Craftmade segment increased $547,000 to $3,002,000 or 23.6% of sales compared to $2,455,000 or 20.0% of sales for the same period in the previous fiscal year. The increase primarily related to the cost of management consultants to comply with Section 404 of the Sarbanes-Oxley Act of 2002. The Company anticipates SG&A expenses to increase in the remaining quarter of the year, primarily as a result of higher costs from compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

“Although compliance with Section 404 of the Sarbanes-Oxley Act of 2002 is a top priority for the company, we expect to significantly reduce compliance costs in fiscal 2006 as the company continues to focus on maximizing cost efficiencies,” noted Mr. Ridings.

“The long-term outlook for the Company remains positive,” concluded Mr. Ridings. “We remain committed to creating long-term growth and increasing shareholder value through continuous internal improvements, new product introductions, selective acquisitions and disposition of assets, a focus on cash flow, and retention of outstanding people. As previously indicated, we expect fully diluted earnings per share in the range of $1.18 to $1.20 for the fiscal 2005 year and diluted earnings per share in the range of $0.33 to $0.35 for the fourth quarter.”

A conference call to discuss the company’s third quarter fiscal 2005 results is scheduled for Wednesday, May 11, at 10:00 a.m. Central Time. To participate in this call, dial (866) 710-0179 and refer to confirmation code 179165. A replay of the conference call can also be accessed via the company’s Web site at www.craftmade.com.

Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories, decorative light bulbs, door chimes and ventilation systems. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.

Certain statements in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company’s Form 10-K filing with the Securities and Exchange Commission.

Craftmade International, Inc.
Summary Statements of Income (Unaudited)
(In thousands except per share data)

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	March 31,	March 31,	March 31,	March 31,
	2005	2004	2005	2004

Net sales	$27,059	$28,988	$84,433	$89,126
Cost of goods sold	19,166	20,526	59,208	62,800

Gross profit	7,893	8,462	25,225	26,326

Selling, general and administrative expenses	4,902	4,165	14,807	13,607
Interest expense, net	263	226	733	565
Depreciation and amortization	148	151	436	456

Total expenses	5,313	4,542	15,976	14,628

Income before income taxes and minority interests	2,580	3,920	9,249	11,698
Provision for income taxes	628	1,302	2,466	3,426

	1,952	2,618	6,783	8,272
Minority interests	859	836	2,420	2,756

Net income	$1,093	$1,782	$4,363	$5,516

Basic weighted average common shares outstanding	5,062	5,314	5,060	5,392

Diluted weighted average common shares outstanding	5,074	5,360	5,085	5,440

Basic earnings per common share	$0.22	$0.34	$0.86	$1.02

Diluted earnings per common share	$0.22	$0.33	$0.86	$1.01

Cash dividends declared per common share	$0.10	$0.10	$0.30	$0.30

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